Exhibit 99.2

Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If Takeda decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’s securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. Takeda, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

Important Additional Information for U.S. investors

The voluntary takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, shareholders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers – (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’s American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary (“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, Takeda will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer.

Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by Takeda with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and Takeda with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.

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Transcript Excerpts

Operator: The discussion during this call will include forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The voluntary takeover bid regarding TiGenix referred to on this call has not yet commenced, and this call does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval.

If Takeda decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission, which holders of TiGenix’s securities should read as they will contain important information.

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James Kehoe: Okay. Thank you, Takashi, and hello, everyone.

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We recently announced our intention to acquire TiGenix and this deal would expand our leadership in GI and strengthen our presence in the U.S. specialty care market.

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Question: … The third question is related to M&A, maybe a bit complicated, this is about TiGenix. The product manufacturing and the U.S. filing, do you have a good plan or ideas? In the beginning of January, there was a conference and manufacturing maybe an issue I think, Andy Plump mentioned that.

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Answer:… And then on TiGenix, I think the comment Andy made was more about, if I recall correctly, that one of the advantages of TiGenix was it was bringing a new type of manufacturing into Takeda that we’ve never done before. But at the same time, as a company, TiGenix didn’t necessarily have all the capabilities to get it off by themselves. So, this is a little us bringing value to them but them bringing new manufacturing technologies to us. I don’t think we find it risky or daunting. It’s just that it’s new, and like anything new, there will be a bit of a learning curve. I would say that the two of us, the two companies, if the deal is consummated, the two companies working together will deliver a much better result than working separately.

So we’re not particularly concerned on this at all, and we’re actually very excited by the acquisition.

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